EXHIBIT 10.18



CONFIDENTIAL

September 3, 1997



Andrew Galligan
Chief Financial Officer
Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, California   94089-1136


Dear Andrew:

In view of your position as a Corporate Senior Manager at Molecular Devices, and in consideration of your services in your capacity of Chief Financial Officer, the Board of Directors has approved the commitment by the Company to you to provide you with certain benefits in the event your employment is terminated for specified reasons. The purpose of this letter agreement is to set forth the terms and conditions of the Company's agreement with you concerning such benefits.

First, the Compensation Committee of the Board has decided to raise your base salary to $150,000 per year effective as of August 1, 1997. Congratulations for this raise. Second, the Compensation Committee also confirmed that your 1997 bonus will be at the 1997 Management Bonus Plan level of 40% of your 1997 compensation, subject to the Company's meeting its financial objective of EPS at $0.52 or more per share for calendar 1997 and to your continued employment through that date. This bonus will be paid promptly following announcement by the Company of its financial results for 1997 (expected in late January 1998).

In the event of a Change of Control and if you agree to continue your employment through the effective Change-of-Control date, all your stock options will become fully vested at such date, subject to the transaction not having to qualify as a "pooling of interests." Of course, no such acceleration can take place in a "pooling." In addition, at the time of your leaving the Company, at the Change-of-Control closing date, the Company would pay you a one time severance payment equal to the last twelve months of your total compensation (last 12 months salary plus most recent annual bonus awarded to you).

In the event a new CEO is appointed and you agree to remain in your present position for a minimum of three months after the new CEO is in place, the Company will pay you at the time of your departure a one time severance payment equal to the last twelve months salary.

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CONFIDENTIAL
September 3, 1997
Page 2

 I hope that presents a satisfactory arrangement and that the foregoing clarifications assist you in the decision to continue to assist the Company.

Sincerely,




              Andre F. Marion
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              Andre F. Marion
       For the Compensation Committee

    Approved this day: September 3, 1997

              Andrew Galligan
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              Andrew Galligan